Exhibit 10.3

English Summary of Maximum Amount Guarantee Agreement
Contract No.: (2009) Lai City Gao Bao zi 020101-2

The Guarantor: Qingdao Free Trading Zone Sentaida International Trade Co., Ltd (“F.T.Z. Sentaida”)
The Creditor: Commercial Bank of Laiwu (“the Bank”)
The Debtor: Shandong Huitong Tire Co., Ltd (“the Debtor” or “Huitong”)

In order to ensure performance of the Underlying Contract as set forth in Section 1, the Guarantor agrees to provide joint liability guarantee to the Creditor for the Debtor’s indebtedness. The Guarantor and the Creditor upon consultation have reached the following agreement (the “Agreement”). Defined terms used herein that are not defined herein have the meaning as defined in the Underlying Contract.

1.

There is a trade finance agreement entered into between the Debtor and the Bank. That trade finance agreement and other agreements subordinated to the agreement constitute the Underlying Contract. Trade finance includes letter of credits, export bill purchase, import bill advance, package loan, delivery against bank guarantee, discounting acceptance bill under letter of credit and issuing bank guarantee or standby letter of credit.

2.

This guarantee is irrevocable to the Creditor for the Debtor’s indebtedness including principal, interest and other relevant expenses under the Underlying Contract. The term of the Underlying Contract is from February 1, 2009 to February 1, 2010. The term of the guarantee period under this Agreement is two years starting from the due date of indebtedness under the Underlying Contract.

3.

The maximum amount of the principal guaranteed by the Guarantor hereunder is RMB20,000,000. Any interest, compound interest and interest penalties relating to the principal and any expenses relating to the implement ation of the Bank’s rights and enforcement of the Debtor’s and the Guarantor’s obligations are all guaranteed by the Guarantor.

4.

The Guarantor has the joint guarantee liability to the Debtor’s indebtedness under the Underlying Contract. When the Debtor is in default of its repayment obligation on the due date the Bank has the absolute right to require the Guarantor to assume the repayment obligation. The due date of the interest and principal is determined under the Underlying Contract.

5.

In the event of default by the Debtor, the Guarantor shall perform its guarantee obligation according to the written notice of repayment delivered or caused to be delivered by the Creditor. The written notice shall be delivered to the Guarantor by registered mail, express or other currier service. The notice shall be deemed given once the notice is sent out by the Creditor in one of the ways described in this section.

6.	The Guarantor may not refuse to fulfill its guarantee obligation under any circumstances during the term of the Agreement.
7.

This Agreement is an independent guarantee. If the Underlying Contract becomes invalid or revocable because of any reasons, this Agreement will remain valid and the Guarantor has guarantee obligation to the Bank for any indebtedness and any expenses already incurred by the Debtor.

8.

There is no need to obtain the Guarantor’s written consent if the content of the Underlying Contract is amended or to amend the letter of credit, guarantee letter and standing by letter of credit that already issued under the Underlying Contract. The Guarantor has guarantee obligation to the debtor’s indebtedness under the amended Underlying Contract, amended letter of credit, amended guarantee letter and the amended stand-by letter of credit.

9.

The Bank has the right to transfer its rights and interests under the Underlying Contract, without obtaining the Guarantor’s consent, partially or entirely, to any affiliates of Laiwu Commercial Bank or any other entities. The Guarantor ’s obligations hereunder shall not be affected by the transfer of the Bank’s rights.

10.	The Guarantor hereby represents as follows:

1) The Guarantor is qualified as Guarantor according to Chinese Laws and the Guarantor has the capacity to fulfill its guarantee obligations hereunder;
2) The Guarantor understands the Agreement completely. The Guarantor has the power and authority to execute the Agreement. The execution, delivery and performance of the Agreement do not and will not conflict with or constitute a default under any binding agreements to which the Guarantor is a party;

3) All documents, materials and certificates provided to the Bank by the Guarantor are true, real, complete and valid;
4) The Guarantor accepts, cooperates and assists in the credit inspection and audit by the Bank;
5) The Guarantor did not conceal any material debt that it has as of the date of this Agreement;

6) If any of following events occurred that will materially adversely impact the Guarantor’s financial condition or its ability to fulfill this Agreement, the Bank shall be informed by written notice within 30 days when material events occurred. Those events include but not limited to reduction of registered capital, assuming material liability or transfer of share ownership, dissolution, closedown, bankruptcy, subject to major law suit or arbitration.

11.     Events of Breach

       In the event of any of the following circumstances, the Guarantor shall be deemed to breach the Agreement:

1)	The Guarantor fails to fulfill its obligations hereunder;
2)	The Guarantor makes false representations hereunder or breaks its warranties set forth herewithin;
3)	Breaching any other provisions herein defining the obligations and rights of the parties to this Agreement;

If any one or more of the above-mentioned “Events of Breach” occurs, the Bank reserves the rights to take following actions, singularly or jointly, as it deems appropriate:

1)	Reducing the amount of or cancel ling the credit facility that the Bank granted to the Guarantor;
2)	Declaring the loan agreement or other existing credit facility agreements between the Guarantor and the Bank to be immediately due and payable;
3)	Requesting the Guarantor to indemnify the Bank for any losses due to the Guarantor’s breach of the Agreement;
4)

With notice to the Guarantor, setting off against the Guarantor’s cash balance deposited with the Bank, or its affiliates, in the event of overdue principal and interest; or setting off against the Guarantor’s any other credit rights to the Bank and its affiliates.

12.	The Guarantor should repay all the indebtedness under this Agreement and may not make any set off application unless approved by the Bank.

13.

Any forgiveness, favorable conditions offered to the Guarantor by the Bank and delay of exercising the Bank’s power or rights under this Agreement shall not be deemed as a waiver of the Bank’s rights thereof, nor shall preclude the Guarantor’ obligation under this Agreement; and the Bank’s power and rights under this Agreement and other applicable laws shall not be affected, limited and impaired as a result.

14.

This Agreement can be amended, supplemented or terminated upon the written consent of both parties. Any amendment shall be integral part of this Agreement. If any provision contained in this Agreement becomes invalid, the other part of this Agreement shall not be impaired by it.

15.

This Agreement shall be governed by the relevant laws of China. Any disputes arising from the execution of, or in connection with this Agreement shall be settled through friendly negotiation between both parties hereto. In case no settlement to disputes can be reached through friendly negotiation, the disputes can be resolved by submitted to a court of the Bank’s domicile or by arbitration agreed by both parties in the Underlying Contract.

Qingdao Free Trading Zone Sentaida International Trade Co., Ltd.

/s/ Long Qin
Seal

February 1, 2009

Commercial Bank of Laiwu

/s/ Minshi Li

Seal

February 1, 2009